Exhibit 99.4

December 16, 2004

Herbert Cross

Dear Herb:

We are pleased to confirm your amended and restated terms of employment with Neoforma, Inc., in what we hope will continue to be a rewarding relationship. Your title will continue to be Vice President, Finance reporting to Andrew Guggenhime.

Compensation and benefits

You will continue to receive an annual salary of $175,000 payable twice monthly, less payroll deductions and required withholdings. You will also have the opportunity to participate in our comprehensive benefits program. Neoforma’s healthcare plan currently includes medical, dental and vision coverage for you and your eligible dependents. You will also be eligible for vacation and sick leave as well as our company 401k plan. The details of these programs may be found in Summary Plan Descriptions, and these programs may change from time to time in the Company’s discretion.

Bonus

You will also be eligible to participate in the Company’s annual bonus program; your target bonus opportunity will continue to be 30% of your annual salary. The Company reserves the right to change the bonus plan from time to time. The details of the bonus program are set forth in the Company’s plan document.

Severance

You will be entitled to severance as described below in the event of a “Change of Control” of the Company and a “Material Adverse Effect” on your employment with the Company or any successor corporation within one (1) year subsequent to the Change of Control, resulting in the termination of your employment during this one (1) year period.

For purposes of this agreement, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of December 13, 2004; or (ii) individually, any of VHA Inc., University HealthSystem Consortium (UHC), Novation LLC or any of their affiliates becomes the beneficial owner of 10% of the securities of the Company not owned by them individually as of December 13, 2004; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (v) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of December 13, 2004, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), (iii) or (iv) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

For purposes of this agreement, “Material Adverse Effect” shall mean either the termination without Cause, or without your express written consent, a material reduction in your employment responsibilities, duties, position, or compensation in effect immediately prior to such reduction, or relocation to a facility or location more than 50 miles from the Company’s present location. “Cause” shall mean (a) fraud, misappropriation, embezzlement or material misconduct by you, (b) your failure to materially perform your duties for the Company when requested to do so by your supervisor, the Board of Directors or a lawfully designated representative of either, or (c) your material breach of this agreement or any agreement derived from this agreement which remains uncured for a period of five (5) business days after notice from your supervisor, the Board of Directors or a lawfully designated representative of either.

If the foregoing conditions are satisfied, and your employment terminates within the one (1) year period, the severance to which you shall be entitled is as follows:

(1) salary equal to 8 months of base salary, payable in a lump sum and less applicable withholdings and deductions, payable within thirty calendar days;

(2) a bonus of $35,000, payable in a lump sum, less applicable withholdings and deductions, and within thirty calendar days;

(3) an additional 8 months of service for purposes of determining the number of stock options and “time-based vesting” restricted stock in which you are vested; and

(4) for 8 months following your termination, you shall be entitled to Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to you (and your dependents if your dependents were covered at the time of the Change of Control) immediately prior to the Change of Control and at the same ratio of Company premium payment to your premium payment as was in effect immediately prior to the Change of Control (provided, however, that each such coverage shall not be provided if you obtain alternative coverage through new employment or through a governmental program during such period). Any such coverage may be subject to the terms of the applicable plans.

At-Will Employment

Neoforma is an at-will employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an officer of the Company.

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

As a condition of employment, you are required to complete, sign and return the Company’s standard Employment, Confidential Information, Invention Assignment, and Arbitration Agreement concurrently with this letter agreement.

Entire Agreement

This letter, Corporate Code of Conduct, Employment Confidential Information, Invention Assignment and Arbitration Agreement (and the agreement(s) representing stock options granted to you, if any, under the Plan,) when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral or otherwise.

If you accept these amended and restated terms of employment, please sign and date the copy of the letter and return it in the enclosed envelope to                                          , along with the completed and signed Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims (if one is not already on file). If you prefer, you may fax it to us at 408-468-4044. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact                                          .

Sincerely,

/s/    Daniel Eckert

Daniel Eckert

President & Chief Operating Officer

/s/ Herb Cross
Signature of Acceptance	Date: 12/16/04

Encl: Corporate Code of Conduct and Confidential Information, Invention Assignment and Arbitration Agreement